UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2021

SailPoint Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)
---------------------------------------------------------------------------------------
Delaware
001-38297
47-1628077
(State or other jurisdiction
of incorporation)
(Commission File Number)
(IRS Employer
Identification No.)

11120 Four Points Drive, Suite 100,
Austin, Texas
(Address of principal executive office)

78726
(Zip Code)

Registrant’s telephone number, including area code: (512) 346-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SAIL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 27, 2021, the Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, expanded the size of the Board from eight to nine members and appointed Ronald J. Green to the Board as a Class III director, with a term expiring at the 2023 Annual Meeting of Stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. Based on information provided by Mr. Green concerning his background, employment, and affiliations, the Board determined that Mr. Green meets the independence requirements under the rules of the New York Stock Exchange (the “NYSE”), including the additional independence requirements of the NYSE and Securities Exchange Commission applicable to members of audit and compensation committees, and that there are no transactions between the Company and Mr. Green that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Green and any other persons pursuant to which he was appointed as a director of the Company.
In connection with his appointment, Mr. Green received a restricted stock unit award with a value equal to approximately $135,000 under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “LTIP”), which amount represents the prorated value of a $180,000 annual director award reduced to reflect the service period from the date of his appointment to the Board through the date of the 2022 Annual Meeting of Stockholders, and which will vest on April 29, 2022.
Mr. Green will receive the standard non-employee director compensation for his service as a director, which compensation currently consists of: (i) an annual cash retainer of $30,000 for his service on the Board, (ii) an annual equity award under the LTIP with a grant date value equal to $180,000, for each year following his initial partial year of service on the Board, and (iii) an annual cash retainer for service on any committee that he is subsequently appointed to, in an amount consistent with the standard retainer for service on such committee.
In connection with his appointment, the Company and Mr. Green entered into the Company’s standard form of indemnification agreement, which requires the Company, among other things, to indemnify Mr. Green against liabilities that may arise by reason of his status or service. The indemnification agreement also requires the Company to advance all expenses incurred by Mr. Green in investigating or defending any action, suit, or proceeding that may arise by reason of his status or service.
For a full description of the compensation program for the Company’s non-employee directors and the Company’s indemnification agreements, please see the Company’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 19, 2021.
Mr. Green is an experienced security leader and currently serves as Executive Vice President, Chief Security Officer of Mastercard Inc. (NYSE: MA), where he serves on Mastercard’s Management Committee and leads a global team that ensures the safety and security of Mastercard’s network, products and services. Prior to joining Mastercard in January 2014, he served as Deputy Chief Information Security Officer at Fidelity Information Services from December 2012. Prior to this position, Mr. Green was Director, Investigation and Protections Operations at BlackBerry Limited (NYSE: BB), and before that he served as a senior vice president across several areas at Bank of America (NYSE: BAC). He also has extensive experience working with international and federal law enforcement agencies, both as a special agent in the United States Secret Service, where among other things he worked on fraud investigations, and as an officer in the United States Army. Mr. Green currently serves as Chair of the Financial Services Sector Coordinating Council and as a member of the United States Secret Service Cyber Investigations Advisory Board. Mr. Green holds a B.S. in mechanical engineering from the United States Military Academy at West Point, is a graduate of the FBI’s Domestic Security Executive Academy and holds a graduate certification in Information Assurance from The George Washington University. The Board believes that Mr. Green’s business and security expertise qualify him to serve as a director.

Item 7.01 Regulation FD Disclosure.
On August 2, 2021, the Company issued a press release announcing the appointment of Mr. Green to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.
The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 2, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: August 2, 2021	By:	/s/ Chris Schmitt
	Name:	Chris Schmitt
	Title:	Executive Vice President, General Counsel and Secretary